Exhibit 10.13

SECOND AMENDED AND RESTATED FOUNDER EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED FOUNDER EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 3, 2017 (the “Effective Date”), by and between Zai Lab (Hong Kong) Ltd., a limited company incorporated under the laws of Hong Kong whose registered office is at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Company”), and Ying Du, an individual (the “Founder”) whose U.S. passport number is #########.

WHEREAS, the Company and the Founder previously entered into that certain Amended and Restated Founder Employment Agreement dated as of May 6, 2014 (the “Existing Agreement”); and

WHEREAS, the Company and the Founder desire to amend and replace the Existing Agreement in its entirety with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. From the Effective Date and throughout the time for which the Founder’s employment under this Agreement is not terminated, the Company agrees to continue the employment of the Founder and the Founder agrees to continue employment with the Company.

1.1. Duties and Responsibilities. The Company agrees to employ the Founder as the Chairperson and Chief Executive Officer of the Company, to render such services and to perform such duties and responsibilities as are normally associated with and inherent in the aforementioned role and the capacity in which the Founder is employed, as well as such other duties and responsibilities as shall from time to time be assigned to the Founder by the Board of Directors of the Company (the “Board”).

1.2. Acceptance of Employment. The Founder accepts such employment set out in Section 1.1 and agrees to faithfully perform and render the services required of the Founder under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Founder shall devote substantially all of her time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of her duties to the Company and the performance of the Founder’s duties and responsibilities under this Agreement.

1.3. Positions with Subsidiaries. If requested by the Company and agreed upon by the Founder, the Founder agrees to serve without additional compensation if elected, nominated or appointed as an officer and/or director of the Company and any of the subsidiaries or affiliates of the Company and in one or more executive offices of any of the subsidiaries of the Company, provided that the Founder is indemnified for serving in any and all such capacities pursuant to the indemnity provisions set forth in the bylaws of such subsidiaries and/or affiliates.

1.4. Conflicts of Interest. The Founder has reviewed with the Board the present directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles held by the Founder or her associate(s) in all such business organizations or arrangements which may be directly competitive or directly in conflict with the Company. The Founder agrees to review with the Board any potential directorships, ownership (legal and beneficial, direct and indirect) interests and other positions or roles with business organizations or arrangements which may be directly competitive or directly in conflict with the Company. The Founder or her associate(s) is precluded from owning an interest (legal and beneficial, direct and indirect) in another company or serving as an employee, director, consultant, advisor or member of such another company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Founder if the Founder is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Founder may serve on the boards of directors and advisory boards of other companies which is not in direct competition or not in direct conflict with the Company provided that such service does not interfere with the performance of the Founder’s duties hereunder. Notwithstanding any of the foregoing, the founding of Zai Venture Fund I, L.P. (the “Fund”) by the Founder, and her recognition as the founding managing director, is not deemed to conflict with her responsibilities to the Company or interfere with her performance of her duties hereunder.

2. Place of Performance. The Founder shall be based in Shanghai, China.

3. Compensation, Benefits and Expense Reimbursements.

3.1 Base Salary. In consideration for the agreement of the Founder to be employed under this Agreement, the Founder shall receive from the Company an annual base salary (“Base Salary”) of US$285,600, with the understanding that up to forty percent (40%) of the Base Salary may be paid by a subsidiary of the Company. This Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Founder. The Base Salary to be paid to the Founder will be subject to reduction for payroll tax withholdings legally required (if any) or such other reductions properly and reasonably requested by the Founder. The Company shall pay such Base Salary in arrears on the last working day (Monday to Friday) of each month in accordance with the standard payroll procedures of the Company. The Founder’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

3.2 Stock Options. The Founder may, from time to time, be entitled to receive options to purchase ordinary shares of the Company or its affiliates and other equity-based incentives as and when determined by the Board, it its sole and exclusive discretion.

3.3 Bonus. At the conclusion of each calendar year during the time for which the Founder’s employment under this Agreement is not terminated (the “Employment Period”), the Founder may be entitled to receive an annual bonus, the amount of which shall be determined by the Board in its discretion.

3.4 Fringe Benefits. During the Employment Period, the Founder will be entitled to the fringe benefits that are made available to employees of the Company and such other benefits as are determined by the Board, in its sole and exclusive discretion, it being understood that the Founder shall continue to receive the fringe benefits provided under the Existing Agreement.

3.5 Reimbursements. During the Employment Period, the Founder will be reimbursed, in accordance with the practice applicable to employees of the Company from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Founder of appropriate vouchers.

3.6 Deductions. Recognizing that the Founder is an employee for all purposes, the Company shall deduct from any compensation payable to the Founder the sums which the Company is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance and mandatory provident funds, and the Company shall pay any amounts so deducted to the applicable governmental entities and agents entitled to receive such payments.

4. Involuntary Termination.

4.1 Disability. If the Founder dies, then the Founder’s employment by the Company hereunder shall automatically terminate on the date of the Founder’s death. If the Founder is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Founder’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Founder becomes eligible for disability income under the Company’s disability income insurance (if any) or until the Company shall have terminated the Founder’s service in accordance with the foregoing, whichever shall first occur, the Founder will be entitled to receive compensation, at the rate and in the manner provided in Section 3, notwithstanding any such physical or mental disability. Termination pursuant to this Section 4 is hereinafter referred to as an “Involuntary Termination”.

4.2 Substitution. The Board may designate another employee to act in the Founder’s place during any period of Disability suffered by the Founder during the Employment Period. Notwithstanding any such designation, the Founder shall continue to receive the Founder’s Base Salary and benefits in accordance with Section 3 of this Agreement until the Founder becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Founder’s employment, whichever shall first occur.

4.3 Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Founder shall not be entitled to receive any Base Salary under Section 3.1, but shall continue to participate in all other compensation and benefits in accordance with Sections 3.2, 3.3 and 3.4 until the date of the Founder’s termination of employment.

4.4 Verification of Disability. If any question shall arise as to whether during any period the Founder is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Founder’s duties and responsibilities hereunder, the Founder may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Founder or the Founder’s guardian has no reasonable objection to determine whether the Founder is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Founder shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Founder.

5. Termination for Cause by the Company. The Company, on recommendation from the Board, may terminate the employment of the Founder hereunder at any time during the Employment Period for “Cause” (such termination being hereinafter referred to as a

“Termination for Cause”) by giving the Founder notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 5, “Cause” means any one of the following grounds:

(i)	repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Founder’s obligations and duties in the Company;

(ii)	the Founder’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws;

(iii)	gross mismanagement by the Founder of the business and affairs of the Company or any subsidiary of the Company which directly results in a material loss to the Company and for which the Company has reasonable proof was committed by the Founder;

(iv)	material violation of any material terms of this Agreement or the Compliance Agreement (as defined below); or

(v)	a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct, dishonesty or acts of moral turpitude by the Founder which is materially detrimental to the interests and well-being of the Company and its subsidiaries, including, without limitation, harm to its business or reputation.

6. Reserved.

7. Termination by the Founder.

7.1 Without Good Reason. Any termination of the employment of the Founder hereunder other than as a result of an Involuntary Termination, a Termination For Cause, or a Termination for Good Reason will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice by the Founder of not less than thirty (30) calendar days.

7.2 With Good Reason. The Founder may terminate her services hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Founder’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 4.1) or the assignment to the Founder of duties or responsibilities that are materially inconsistent with the Founder’s then current position; (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (c) a relocation of the Founder (other than any relocation requested by the Founder) from the place of initial assignment of the Founder by the Company to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) consecutive calendar months.

8. Effect of Termination.

8.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Founder’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i)	the unpaid portion of the Base Salary provided for in Section 3.1, computed on a pro rata basis up to (and including) the effective date of such termination; and

(ii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 3.5.

8.2 Involuntary Termination. Upon the termination of the Founder’s employment hereunder pursuant to an Involuntary Termination, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits for one (1) month, payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 3.5.

8.3 Other Terminations. Upon the termination of the Founder’s employment hereunder pursuant to a Termination for Good Reason, neither the Founder nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits for eighteen (18) months (the “Severance Period”), payable from the effective date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 3.4 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Founder shall not have theretofore been reimbursed as provided in Section 3.5.

8.4 Release. The parties acknowledge and agree that damages which will result to the Founder for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Founder during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Founder agrees that, except for such other payments and benefits to which the

Founder may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Founder may make by reason of termination of her/his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Founder will execute a release of claims in a form reasonably satisfactory to the Company.

8.5 Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8.3 will be subject to the Founder signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, the Founder will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

9. Reserved.

10. Compliance Agreement. The Founder agrees that the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities previously executed by the Founder remains in full force and effect.

11. Standards of Conduct. The Founder will conduct herself in an ethical and professional manner at all times and in accordance with any Employee policies or guidelines which the Company may issue from time to time.

12. Indemnification.

12.1 Indemnification. In the event that (a) the Founder was or is a party or is threatened to be made a party to any Proceeding (as defined below) by reason of the Founder’s Corporate Status (as defined below) or (b) the Founder was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the Founder’s Corporate Status, the Founder shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Founder in connection with such Proceeding (referred to herein as “Indemnifiable Amounts”). For purposes hereof, the terms (i) “Proceeding” means any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, (ii) “Corporate Status” means the status of the Founder as an employee and/or director of the Company, as applicable, (iii) “Expenses” means all fees, costs and expenses incurred in connection with any Proceeding, including, without limitation, reasonable attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants, counsels and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services and other disbursements and expenses and (iv) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, and fines.

12.2 Advancement of Expenses. The Company agrees that the Company shall pay to the Founder all Indemnifiable Amounts incurred by the Founder in connection with any Proceeding, including a Proceeding by the right of the Company, in advance of the final disposition of such Proceeding, as the same are incurred, provided that the Founder provides the Company with a written undertaking to repay the amount of Indemnifiable Amounts if it is finally determined by a court of competent jurisdiction that the Founder is not entitled under this Agreement to indemnification with respect to such Indemnifiable Amounts.

12.3 Limitation on Indemnification. The Founder shall not be entitled to any indemnification under this Section 12 if the Founder knowingly violated any duty, responsibility or obligation imposed under this Agreement, the Compliance Agreement or any Company policy.

12.4 Change in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under this Agreement, the Founder shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

13. Reserved.

14. Representations and Warranties of the Company. The Company represents and warrants to the Founder that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.

15. Representations and Warranties of the Founder. The Founder represents and warrants to the Company that: (i) the Founder has the proper skill, training and background so as to be able to perform under the terms of this Agreement in a competent and professional manner; (ii) the Founder will not infringe any intellectual property rights including patent, copyright, trademark, trade secret or other proprietary right of any person; and (iii) the Founder will not use any Trade Secrets or Confidential Information for purposes other than for the furtherance of the Business Of The Company and will not use any trade secrets or confidential information owned by any third party.

16. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.

17. Dispute Resolution. In the event the parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 17 applying the laws of Hong Kong, without regard to its principles of conflicts of laws. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules (the “Arbitration Board”). The language of the arbitration shall be English. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 19.5. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable. Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

18. Covenant Against Assignment. The Founder may not assign any rights or delegate any of the duties of the Founder under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.

19. Miscellaneous.

19.1 Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (iii) two (2) days after deposit with an internationally-recognized courier or overnight service such as Federal Express, DHL, or (iv) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.

19.2 Gender; Time. The parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine or neuter gender, as the case may require. Time is of the essence in performance of the rights and obligations under this Agreement.

19.3 Survival. The provisions set forth in Sections 8, 9, 13, 16, 17, and 19 of this Agreement shall survive the termination of this Agreement.

19.4 Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of the respective heirs, legal representatives and successors of the parties hereto.

19.5 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

19.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

19.7 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

19.8 Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19.9 Severability. Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

19.10 Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

19.11 Confidentiality. The Founder agrees not to disclose this Agreement or its terms to any person or entity, other than the Founder’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

19.12 Further Assurances. The Founder agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

19.13 Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

19.14 Interpretation of Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is waived.

19.15 Counterparts. The parties may execute this Agreement in any number of counterparts and, as so delivered, the counterparts shall together constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

19.16 No Third-Party Rights. Nothing in this Agreement is intended to grant to any third party (other than the parties’ respective successors in title and permitted assigns) any right to enforce any term of this Agreement or to confer on any third party (other than the parties’ respective successors in title and permitted assigns) any benefits under this Agreement. No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

Zai Lab (Hong Kong) Limited		Ying Du

By:	/s/ Marietta Wu	/s/Ying Du
Print Name: Marietta Wu
Title: Director

Address:		Address:

1043 Halei Road, Bldg. 8, Suite 502,		1043 Halei Road, Bldg. 8, Suite 502,
Pudong, Shanghai, 201203, China		Pudong, Shanghai, 201203, China

SIGNATURE PAGE OF EMPLOYMENT AGREEMENT